Evoke Pharma, Inc. Reports Second Quarter 2024 Financial Results

GIMOTI second quarter net product sales grew 47% quarter-over-quarter and 126% year-over-year, indicating an annual run-rate in excess of $10 million

Achieved record-high prescription fills during Q2

75% year-over-year prescription fill increase; 32% growth compared to Q1 2024

Two abstracts submitted and accepted by the American College of Gastroenterology (ACG) focusing on use of GIMOTI in patients on GLP-1 analogs

SOLANA BEACH, Calif., August 13, 2024 (GLOBE NEWSWIRE) – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused primarily on treatments for gastrointestinal (GI) diseases with an emphasis on GIMOTI® (metoclopramide) nasal spray, today announced its financial results for the second quarter ended June 30, 2024, and recent corporate developments.

Matt D’Onofrio, CEO of Evoke Pharma, commented, "Exiting the second quarter of 2024 with nearly 50% growth in revenue from the previous quarter is a testament to the effectiveness of our commercial strategy. This quarter, we made history by hitting record-high prescription fills while witnessing increases in all other key sales metrics."

“We are continuing to see growth in all phases of our business with increases in HCPs prescribing, patients taking GIMOTI, improvements in covered prescriptions with each showing our best performance in quarter over quarter growth in Q2. As of June 30, 2024, GIMOTI has over 2,000 cumulative prescribers. Additionally, our partnership with ASPN Pharmacies continues to yield strong results, notably in the conversion of prescriptions to fills,” Mr. D’Onofrio added.

Chris Quesenberry, Chief Commercial Officer for GIMOTI, stated, “Eversana’s aligned goal with Evoke is to improve the lives of patients suffering from diabetic gastroparesis by improving access to GIMOTI and offering it as in important alternative to current oral options. Sixty-five percent of patients are dissatisfied with current therapies for their gastroparesis, which is unacceptable. We will continue to challenge the narrative that “patients are doing fine,” taking our message to providers and patients alike. Our strategies to grow our prescriber and patient base are working, as the GIMOTI clinical data and their personal experience on treatment is resonating with patients and providers. Our current and planned strategic initiatives are poised to support continued momentum as we have only scratched the surface of the total opportunity thus far.”

Second Quarter 2024 Developments and Recent Highlights:

Strong Commercial Progress with GIMOTI

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Achieved positive momentum with transition to ASPN Pharmacies’ comprehensive servicing platform.
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Expanded access by increasing our filling pharmacy network with four additional pharmacies in prioritized states and sales territories.

Unveiled Further Benefits of GIMOTI at Medical Meetings and Webinars

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Presented data at the 2024 Digestive Disease Week (DDW) in May, demonstrating a significant reduction in physician office visits, inpatient hospitalizations, and emergency department visits in women who had diabetic gastroparesis compared to those taking oral metoclopramide.
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Held virtual webinar in April featuring Michael Cline, DO., Medical Director Gastroparesis Clinic at the Cleveland Clinic in April to discuss compelling healthcare resource utilization data showing improved hospitalization rates, and his view on patient experience with GIMOTI. Video link here.
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Two abstracts submitted and accepted by the American College of Gastroenterology (ACG) focusing on use of GIMOTI in patients on GLP-1 analogs.

Leadership Appointments

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Promoted former COO, Matt D’Onofrio, to Chief Executive Officer.
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Promoted former VP of Finance, Mark Kowieski, to Chief Financial Officer.

Implemented Reverse Stock Split

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Evoke Pharma Board of Directors approved a 1-for-12 reverse stock split of the company’s common stock, which began trading on a split-adjusted basis on August 1, 2024.

"Our commitment remains steadfast in amplifying and emphasizing the benefits and practical applications of GIMOTI to reach as many patients as possible and grow revenues, thus doing well by doing good. We continue to receive inbound questions from physicians regarding diabetic gastroparesis and patients on GLP-1 analogs and have submitted two abstracts to ACG in response. We remain energized by the encouraging results generated to date and look forward to building on this momentum throughout the rest of the year,” Mr. D’Onofrio concluded.

Second Quarter 2024 Financial Review and Outlook

For the second quarter of 2024, net product sales were approximately $2.6 million compared to $1.1 million during the second quarter of 2023, and the net loss was approximately $1.3 million, or $0.93 per share compared with $1.9 million, or $6.70 per share, for the second quarter of 2023.

For the second quarter of 2024, selling, general and administrative expenses were approximately $3.7 million compared to $2.8 million for the second quarter of 2023. The increases were due to higher professional fees and reimbursement for expanded marketing efforts and profit-sharing activity with EVERSANA.

Total operating expenses for the second quarter of 2024 were approximately $3.8 million compared to $2.9 million for the same period in 2023.

As of June 30, 2024, cash and cash equivalents were approximately $9.2 million. We believe, based on our current operating plan, that our existing cash and cash equivalents, as well as future cash flows from net product sales of GIMOTI, will be sufficient to fund our operations into the second quarter of 2025.

Based on net sales generated in the first two quarters of 2024, Evoke is revising its 2024 guidance to a range of $11- 12 million from $14 million, still reflecting over a 100% increase from the previous year if achieved. Evoke’s 2024 guidance is dependent on its current business and expectations, including recent growth rates in net sales, assumptions regarding reimbursements and prescription fills, as well as factors that are outside of our control, such as the global macroeconomic and geopolitical environment, continued supply chain constraints and inflationary pressures.

About Evoke Pharma,Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The company developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Visit www.EvokePharma.com for more information.

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About Gimoti® (metoclopramide) nasal spray

GIMOTI is indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. Important Safety Information

WARNING: TARDIVE DYSKINESIA

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Metoclopramide can cause tardive dyskinesia (TD), a serious movement disorder that is often irreversible. The risk of developing TD increases with duration of treatment and total cumulative dosage.
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Discontinue GIMOTI in patients who develop signs or symptoms of TD. In some patients, symptoms may lessen or resolve after metoclopramide is stopped.
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Avoid treatment with metoclopramide (all dosage forms and routes of administration) for longer than 12 weeks because of the increased risk of developing TD with longer-term use.

GIMOTI is not recommended for use in:

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Pediatric patients due to the risk of developing tardive dyskinesia (TD) and other extrapyramidal symptoms as well as the risk of methemoglobinemia in neonates.
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Moderate or severe hepatic impairment (Child-Pugh B or C), moderate or severe renal impairment (creatinine clearance less than 60 mL/minute), and patients concurrently using strong CYP2D6 inhibitors due to the risk of increased drug exposure and adverse reactions.

GIMOTI is contraindicated:

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In patients with a history of tardive dyskinesia (TD) or a dystonic reaction to metoclopramide.
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When stimulation of gastrointestinal motility might be dangerous (e.g., in the presence of gastrointestinal hemorrhagemechanical obstruction, or perforation).
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In patients with pheochromocytoma or other catecholamine-releasing paragangliomas. Metoclopramide may cause a hypertensive/pheochromocytoma crisis, probably due to release of catecholamines from the tumor.
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In patients with epilepsy. Metoclopramide may increase the frequency and severity of seizures.
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In patients with hypersensitivity to metoclopramide. Reactions have included laryngeal and glossal angioedema and bronchospasm.

Potential adverse reactions associated with metoclopramide include: Tardive dyskinesia (TD), other extrapyramidal effects (EPS), parkinsonism symptoms, motor restlessness, neuroleptic malignant syndrome (NMS), depression, suicidal ideation and suicide, hypertension, fluid retention, hyperprolactinemia, effects on the ability to drive and operate machinery. Most common adverse reactions (≥5%) for GIMOTI are: dysgeusia, headache, and fatigue. These are not all of the possible side effects of GIMOTI. Call your doctor for medical advice about whether you should take GIMOTI and the possible risk factors and side effects. You are encouraged to report negative side effects of prescription drugs to the FDA.

Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,”“expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: guidance regarding 2024 net product sales; potential future prescribing trends for GIMOTI based on Evoke’s or EVERSANA’s marketing efforts; Evoke’s commercialization plans, the potential market opportunity for GIMOTI, Evoke’s partnership with ASPN Pharmacies, growth in prescriptions, patients taking GIMOTI and the conversion of prescriptions to fills, and Evoke’s expected cash runway. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke may not be able to achieve its guidance for 2024 including as a result of decreased demand for GIMOTI; Evoke’s and EVERSANA’s ability to successfully drive market demand for GIMOTI; Evoke’s ability to obtain additional financing as needed to support its operations; Evoke may use its capital resources sooner than expected; warrant holders may choose not to exercise any of the outstanding warrants; Evoke’s dependence on third parties for the manufacture of GIMOTI; Evoke is entirely dependent on the success of GIMOTI; inadequate efficacy or unexpected adverse side effects relating to GIMOTI that could result in recalls or product liability claims; Evoke’s ability to maintain intellectual property protection for GIMOTI; and other risks and uncertainties detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor & Media Contact:

Daniel Kontoh-Boateng

DKB Partners

Tel: 862-213-1398

dboateng@dkbpartners.net

Evoke Pharma, Inc.

Condensed Balance Sheets

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,177,836	$4,739,426
Accounts receivable, net of allowance for credit losses of $0	2,003,003	673,071
Prepaid expenses	382,936	885,040
Inventories	544,765	481,840
Other current assets	27,675	47,532
Total current assets	12,136,215	6,826,909
Deferred offering costs	—	241,637
Total assets	$12,136,215	$7,068,546
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,183,850	$1,711,778
Accrued compensation	425,797	1,324,010
Note payable	5,000,000	5,000,000
Accrued interest payable	1,861,610	1,612,295
Total current liabilities	9,471,257	9,648,083
Total liabilities	9,471,257	9,648,083
Commitments and contingencies
Stockholdersʼ equity (deficit):
Preferred stock, $0.0001 par value; authorized shares — 5,000,000 as of June 30, 2024 and December 31, 2023; issued and outstanding shares — zero as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; authorized shares — 100,000,000 and 50,000,000 as of June 30, 2024 and December 31, 2023, respectively; issued and outstanding shares — 734,836 and 278,558 as of June 30, 2024 and December 31, 2023, respectively	73	28
Additional paid-in capital	128,951,361	120,859,873
Accumulated deficit	(126,286,476)	(123,439,438)
Total stockholdersʼ equity (deficit)	2,664,958	(2,579,537)
Total liabilities and stockholders' equity (deficit)	$12,136,215	$7,068,546

Evoke Pharma, Inc.

Condensed Statement of Operations

(unaudited)

	Three Months Ended June 30,
	2024	2023
Net product sales	$2,551,366	$1,131,368
Operating expenses:
Cost of goods sold	41,478	57,357
Research and development	—	92,357
Selling, general and administrative	3,733,450	2,766,077
Total operating expenses	3,774,928	2,915,791
Loss from operations	(1,223,562)	(1,784,423)
Other income (expense):
Interest income	81,001	41,164
Interest expense	(124,657)	(124,658)
Total other expense	(43,656)	(83,494)
Net loss	$(1,267,218)	$(1,867,917)
Net loss per share of common stock, basic and diluted	$(0.93)	$(6.71)
Weighted-average shares used to compute basic and diluted net loss per share	1,363,525	278,558